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                                                                    EXHIBIT 4.2


THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT IN FAVOR OF WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS AGENT FOR CERTAIN SENIOR LENDERS, DATED AS OF AUGUST __, 2001.


                                 SHELDAHL, INC.

                                      NOTE

$____________                                                   August __ , 2001


         FOR VALUE RECEIVED, Sheldahl, Inc., a Minnesota corporation (the "Company"), hereby promises to pay to the order of ____________ (the "Holder"), the principal sum of _________($_______) on the Maturity Date (as defined in the Purchase Agreement referred to below), together with interest (computed on the basis of a 360 day year, so that 1/360th of the annualized interest will accrue for each day that principal is outstanding) from the date hereof until the date the unpaid balance of this Note and all amounts payable in connection herewith have been paid to the Holder in full, at the rates of interest set forth in the Purchase Agreement. Accrued interest shall be paid quarterly in arrears on the thirteenth (13th) day of each of February, May, August, and November of each year, beginning February 13, 2002. To the extent not otherwise paid, interest shall be added to principal quarterly on the thirteenth (13th) day February, May, August, and November of each year. All accrued interest shall be payable in full on the date that this Note is repaid in full.

         This Note is delivered as an instrument under seal.

         Payments of principal of, interest on, and fees in connection with this Note are to be made in lawful money of the United States of America as provided in the Purchase Agreement. All amounts payable in connection herewith shall be paid in cash. Payments



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shall be made to the Holder at such place and by such means as provided in the
Purchase Agreement.

         This Note is one of a series of notes issued pursuant to a Subordinated Notes and Warrant Purchase Agreement, dated as of August 13, 2001 (as from time to time amended, the "Purchase Agreement"), among the Company, as issuer, and the Purchasers signatory thereto.

         This Note is entitled to the benefits of, and evidences obligations incurred under, the Purchase Agreement, to which reference is made for a statement of the terms and conditions relating to prepayment and repayment of the obligations evidenced hereby. This Note may be subject to redemption prior to Maturity Date, as provided in the Purchase Agreement.

         In case an Event of Default (as defined in the Purchase Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be/or may automatically become due and payable in the manner and with the effect provided in the Purchase Agreement.

         The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         THIS NOTE SHALL BE GOVERNED AND CONSTRUED UNDER THE LAWS OF THE STATE OF MINNESOTA.


                                       SHELDAHL, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



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